Exhibit 10.4B

XOMA Ltd.

Bonus Compensation Plan

I.	Introduction and Summary.

This document describes the XOMA Ltd. (“XOMA” or the “Company”) Bonus Compensation Plan (the “Plan”), as approved by the Company’s Board of Directors (the “Board of Directors” or the “Board”). The Plan became effective on January 1, 2007, subject to Board and shareholder approval, [both of which took place on May 22, 2007]. Subject to the ability of the Board of Directors to terminate the Plan at any time, the Plan applies to fiscal years ending December 31, 2007 and each December 31 thereafter.

All employees having the status of “Employee” on January 1 of a particular Plan Period and who are not eligible to participate in XOMA’s Management Incentive Compensation Plan (the “MICP”) or CEO Incentive Compensation Plan are eligible to participate in the Plan for that Plan Period and, depending on the performance of the Company, earn incentive compensation (“Incentive Compensation”). (Article III contains the definitions of certain terms not otherwise defined in the places where such terms first appear in the Plan.) The CEO shall designate those eligible employees who will participate in the Plan. New employees joining XOMA during a Plan Period, who thereby meet the eligibility criteria for participation in the Plan, will be considered at the discretion of the CEO for participation in the Plan on a pro rata basis. The CEO will not participate in the Plan.

After the conclusion of each applicable Plan Period, the Board of Directors and the Compensation Committee of the Board of Directors (the “Compensation Committee”) will make a determination as to the performance of XOMA and Plan participants in meeting Company Objectives. Prior to the commencement of each Plan Period, the Board of Directors acting on the advice of the Compensation Committee, will establish a target Incentive Compensation pool (“Target Incentive Compensation Pool”). The Target Incentive Compensation Pool will be expressed as a percentage of the aggregate annual Base Salaries of all participants in the Plan for the applicable Plan Period. Awards to individual participants will vary depending on (1) the achievement of Company Objectives; (2) the size of the Target Incentive Compensation Pool; and (3) the individual’s Base Salary. Awards may be lower than the Target Incentive Compensation Pool on the basis of the calculation of the extent to which XOMA’s Company Objectives have been met. Awards to individuals who are subject to, but fail to meet, a Company-initiated performance improvement plan may also be reduced or eliminated.

Individual awards will be granted in cash and common shares of XOMA based on the average market value of the common shares for the ten trading days prior to the date of the award. Each award will be comprised of 50% cash and 50% in fully-vested common shares of XOMA based on the market value formula set forth above. The distribution date of awards under the Plan for each Plan Period will be the same for all participants and is expected to be set no later than the March 15 immediately following the end of such Plan Period.

Questions concerning the Plan should be forwarded to the Vice President of Human Resources. In all instances, the written provisions of the Plan and other determinations of the Compensation Committee and the Board of Directors shall govern and be final.

II.	Purposes.

To build a company team that will achieve XOMA’s goals and objectives, to recognize individual efforts, to attract and retain highly motivated individuals and to encourage outstanding performance and contributions to XOMA.

III.	Definitions.

For the purpose of the Plan, the following definitions will apply:

A.	Base Salary. The term “Base Salary” means an individual’s total base salary in each Plan Period before any deferred tax reductions, including overtime and shift differential pay, but excluding moving allowances, participation in clinical studies, incentive or bonus payments, imputed income due to fringe benefits such as group insurance plans, and other compensatory items of this type.

B.	Company Objectives. The term “Company Objectives” means that list of company objectives approved from time to time by the Board of Directors in its sole discretion for each Plan Period. The objectives may be based on financial goals, scientific or commercial progress, profits, return on investments or any other criteria established by the Board of Directors.

C.	Employee. The term “Employee” means any individual on the XOMA payroll rendering services for XOMA whose normal work week is 30 hours or more (excluding consultants, advisors, and other similar individuals providing services to XOMA).

D.	Plan Period. Subject to Article VI, the term “Plan Period” means the fiscal period from January 1 to December 31, 2007 and, thereafter, each fiscal year ending December 31.

E.	Plan Term. Subject to Article VI, the term “Plan Term” means the period commencing on January 1, 2007 and continuing until the termination of the Plan by the Board of Directors.

IV.	Plan Mechanics.

A.	Eligibility. All Employees having status as such on January 1 of a particular Plan Period and who are not eligible to participate in the MICP or XOMA’s CEO Incentive Compensation Plan are eligible for participation in the Plan for such Plan Period. The CEO shall designate in writing the employees who will participate in the Plan. An individual who becomes an Employee who meets the eligibility criteria for participation in the Plan after the beginning of a Plan Period will be considered by the Compensation Committee or the CEO, as the case may be, for participation in the Plan and, if designated in writing to participate, such Employee will have her/his award pro rated as of the date of eligibility determined by the Compensation Committee or the CEO, as the case may be. An Employee participating in the Plan who becomes eligible to participate in the MICP during a Plan Period will remain eligible to receive an award under the Plan for that portion of such Plan Period preceding the date such Employee first became eligible to participate in the MICP.

B.	Length of Plan. Subject to Article VI, the Plan will be effective for the Plan Term.

C.	Incentive Plan.

1.	Determination of Amounts Available for Incentive Compensation.

a. Prior to the commencement of each Plan Period (or, with respect to the 2007 Plan Period, prior to or upon receipt of Board and shareholder approval of the Plan), the Compensation Committee acting on behalf of the Board of Directors in its sole discretion will determine the Target Incentive Compensation Pool. As soon as practicable after the end of each Plan Period, the Compensation Committee will determine whether and to what extent the Company Objectives have been met. If a determination is made that XOMA has not met the Company Objectives to the extent required, the Compensation Committee may decline to award any Incentive Compensation.

b. Each year during the Plan Term, the Required Minimum Company Objective Percentage will be 70%.

c. The Target Incentive Compensation Pool is expressed as a percentage of the aggregate annual Base Salaries of the participants in the Plan. The final Incentive Compensation pool (“Final Incentive Compensation Pool”) will be determined by utilizing the method of calculation of the extent to which XOMA’s Company Objectives have been met for the applicable Plan Period as set forth in this Article IV.

2.	Calculation of Individual Incentive Awards.

a. It is the intention of the Compensation Committee and the Board of Directors that awards to participants shall vary depending on: (1) the extent of collective achievement of Company Objectives; and (2) each participant’s Base Salary.

b. The bonus opportunity range for participants in the Plan expressed as a percentage of Base Salaries at the beginning of a Plan Period is as follows:

Minimum	Target	Maximum
2.5%	5%	7.5%

c. If the Company’s target results are achieved, the Target Contribution Percentage is awarded. If results between the target and the upper limit scenario are achieved, the Target Contribution Percentage is increased proportionately up to a maximum of 150% of the Target Contribution Percentage (the “Maximum Percentage Limitation”). No percentage contribution in excess of the Maximum Percentage Limitation will be awarded. Alternatively, if target results are not met but results greater than the lower limit scenario are achieved, the Target Contribution Percentage will be decreased proportionately to a minimum of 50% of the Target Contribution Percentage. Achievements below the lower limit scenario will result in a 0% contribution from the applicable Company Objective.

d. The Company’s performance will be rated as soon as practicable following the conclusion of the applicable Plan Period in the exercise of the sole discretion of the individual or group indicated below. The payout percentages are based solely on the Company’s performance and outstanding performance by an individual will not result in an above target payout.

e. Individual awards to any Employee who (i) at any time during the applicable Plan Period is subject to a Company-initiated performance improvement plan, and (ii) fails to achieve the objectives set forth in such performance improvement plan within the time period prescribed therein may be reduced or eliminated in management’s discretion. Determination of awards for any Employee who continues to be subject to such a performance improvement plan after the end of the applicable Plan Period will be deferred until after the time period prescribed in such plan for achievement of its objectives.

f. The total value of all awards made for the applicable Plan Period will not exceed the amount of the Final Incentive Compensation Pool determined for that Plan Period.

3.	Awards to Participants.

a. Approval. All awards will be approved following the end of a Plan Period by the Compensation Committee acting on the advice of the Board of Directors and the CEO.

b. Distribution of Incentive Awards. The distribution dates for awards will be established by the Board of Directors acting on the advice of the Compensation Committee. It is expected that distributions will normally be made in March of the succeeding year of the applicable Plan Period.

c. Taxes and Withholding. Each participant will bear any Federal, state, and local taxes accruing with respect to any award under the Plan. As required by law, XOMA will withhold in cash from any distributions amounts required for Federal and state withholding tax purposes. With respect to awards in common shares, arrangements for the payment of withholding tax in cash satisfactory to XOMA must be made prior to the date of any distribution.

d. Termination of Participation.

i. Subject to other provisions hereof, if a participant’s employment is terminated for any reason, or for no reason, on or before December 31 of any Plan Period, such participant shall forfeit all rights to Incentive Compensation as yet unpaid pursuant to the Plan.

ii. If an Employee changes employment status from full-time to part-time (less than 30 hours per week), any such change will terminate participation in the Plan and all rights to payments awarded for any Plan Period but payable in subsequent years, unless the CEO determines in her/his sole discretion, that such Employee should continue to participate.

iii. A participant may elect to withdraw, without prejudice, from the Plan at any time.

e. Eligibility for Distribution. Subject to other provisions hereof, a participant must also be an Employee of the Company continuously from the conclusion of any Plan Period up to and including the date of distribution of the award to be eligible to receive such distribution.

f. Change in Control Exception. Notwithstanding any other provision hereof, if within one year after a “change in control” (as defined below), a participant’s employment with XOMA is involuntarily terminated other than for cause, then all awards authorized but not yet distributed to such participant shall be distributed to such participant.

For the purposes of this subsection, a “change in control” shall have occurred if any person (as defined in Section 13 of the Securities Exchange Act of 1934, as amended) acquires shares of voting capital shares, (other than directly from XOMA) and thereby becomes the owner of more than 20% of XOMA’s outstanding shares of voting capital shares (on a fully diluted basis) or XOMA enters into a merger, amalgamation or other consolidation (other than one in connection with a voluntary change of corporate domicile or similar reorganization or recapitalization transaction) in which the shareholders of XOMA (as determined immediately prior to the merger, amalgamation or other consolidation) do not own at least 50% of the outstanding shares of voting capital shares of the surviving or continuing entity after the merger, amalgamation or other consolidation. Solely for the purposes of the foregoing, a termination shall be deemed to have been made for “cause” in the event a participant is terminated for any of the following reasons:

i. the participant’s continued failure to substantially perform her or his duties with XOMA, or

ii. gross misconduct.

g. Death of a Participant. In the event of the death of a participant while an Employee after the completion of any Plan Period but prior to the distribution, the award will be made as soon as practicable to the deceased participant’s beneficiary as indicated on the participant’s group insurance enrollment card.

V.	No Right to Employment.

Nothing in the Plan shall give any participant the right to continued employment by XOMA. Furthermore, under XOMA policy, employment at XOMA is “at will” and can be terminated at any time by either party, with or without cause and with or without notice.

VI.	Plan Modification.

The Plan may be modified or terminated by the Board of Directors at any time.

VII.	Miscellaneous.

A.	Nontransferability. Awards shall not be transferable by a participant except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a participant only by such participant or his or her guardian or legal representative. A participant’s rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the participant’s creditors.

B.	Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan of incentive compensation. With respect to any payments not yet made to a participant pursuant to an award, nothing contained in the Plan or any Award shall give any such participant any rights that are greater than those of a general unsecured creditor of XOMA.